Secretary of State

(Seal)

CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that XFON, INC. did on September 1, 2000 file in this office the original Articles of Incorporation: that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

                                      IN WITNESS WHEREOF, I have hereunto set my
                                      hand  and  offices the  and  offices   the
                                      General Seal State at my office in  Carson
                                      City, Nevada, on September 1,  2000.

                                      /s/ Dean Heller
                                          Dean Heller


                           Articles of Incorporation.

XFONE, INC.
The Corporation Trust Company of Nevada.
Name

6100 Nell Road
Suite 500
Reno, Nevada 89517
Address

Number of Shares 50,000,000 Preferred
with par value 25,000,000 Common.001

The first Board of directors shall consist of one (1) member who's name and address are as follows:

Michael T. Williams
2503 W. Gardner Court
Tampa, FL 33611

The purpose of the Corporation shall be any purpose permited under the Nevada law.